InovaChem
44645 Guilford Drive, Suite 201,
Ashburn, VA 20147
Telephone: 703.858.0036
February 9th, 2010
John Salatino
38849 John Wolford Rd
Waterford, VA 20197-1610

Dear John,

This letter is to confirm our understanding and agreement with respect to your position as VP of Engineering and Programs of Inovachem. (the “Company”)

The following are the terms of your employment – these terms will be formalized in the form of an employment agreement with the Company within the next 60 days.

1.	Term – your contract will be for a term of 2 years

2.
Salary – your base salary in the amount of $160,000 per annum is payable on a biweekly basis in accordance with the Company’s standard payroll policy. At the beginning of the second year of your contract your yearly salary will increase by $20,000 to $180,000.

3.	Benefits - you will be entitled to all standard Company benefits awarded to the Company’s management.

4.	Sign-on bonus – you will receive, within ten days, of an agreement, a sign-on bonus of $20,000.

5.
Stock Option - you will receive an option for a cashless purchase of 400,000 shares of the Company’s common stock from its stock option plan with a termination date of February 29, 2012 at an exercise price of $0.15 per share (today’s “Fair Market Value” price). This stock option will vest immediately and you will be allowed to exercise up to a maximum of 100,000 shares per Allowed Period.  Allowed Periods begin two weeks  prior to the following dates: August 31, 2010, February 28, 2011, and August 31, 2011 and February 29, 2012. Any options not exercised during the Allowed Periods must be exercised before the final period of allowance that is the two week period prior to February 29, 2012.  In the event of change of ownership of the Company or if Eric Takamura is no longer Chairman of the Board or CEO of the Company, all shares will be allowed to be exercised as a cashless transaction at the time of the change.

6.
Severance – If your employment with the company should be terminated by the Company without cause, you will be entitled to a severance pay equal to the greater of the remaining term of your contract or six (6) months of your annual salary and the right to exercise the remaining options.

7.
Annual bonus - You will be eligible for a variable bonus plan that is performance based. The envisioned target for the year, if all Company goals are met, is 25% of your base salary. Any bonus provided will be assessed on a quarterly basis by the compensation committee and may be remunerated in cash and / or the issuance of additional stock options (at the then “Fair Market Value”). The performance criteria for the bonus will be based on three mutual goals.

InovaChem
44645 Guilford Drive, Suite 201,
Ashburn, VA 20147
Telephone: 703.858.0036

a)
Personal Performance - management of the ongoing business, working with Senior Management to deliver profitability and future business growth and working with the Board of Directors to establish directional strategies and monitoring progress.

b)
Team Performance - managing NuGen’s local team to deliver the projects on time, budget and quality. Management of the organization to meet highest standards in terms of strength of team, its training and motivation, internal systems and procedures.

c)	Company Performance - includes financial factors of the company such as but not limited too profitability and stability but additionally includes near term strategic goals such as;

-      transforming the company from an engineering organization to a supplier of recurrent sales with its own manufacturing.

-      consolidating the engineering services and obtain future engineering service contracts to make engineering self sufficient in terms of income.

This remuneration package will be revisited at the end of the first year to consider a performance-based bonus for the following years based on the Company overall profitability and new business.

Please indicate your acceptance by signing in the space indicated below.

ON BEHALF OF THE BOARD OF DIRECTORS

InovaChem

/s/ Eric Takamura
Eric Takamura,
Chairman of the Board of Directors

Accepted:

/s/John Salatino
John Salatino